UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): December 22, 2014
Diamond Resorts International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35967	46-1750895
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10600 West Charleston Boulevard, Las Vegas, Nevada		89135
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 702-684-8000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On December 22, 2014, Diamond Resorts International, Inc. (the “Company”) and Diamond Resorts Corporation, an indirect, wholly-owned subsidiary of the Company (“DRC”), entered into a First Amendment to the Credit Agreement (the “First Amendment”) with Credit Suisse AG, as administrative agent and collateral agent, and lenders comprising at least 50% of the sum of all loans outstanding and unused credit commitments under the Credit Agreement, dated as of May 9, 2014 (the “Credit Agreement”).
The First Amendment allows the Company to make restricted payments of at least $75,000,000 (including purchases under the Company’s previously announced stock repurchase program) by increasing the Company’s restricted payments allowance by $50,000,000 from and after December 22, 2014, through the earlier of (a) the day that is 100 days after December 31, 2014 and (b) the date as of which the Company’s portion of excess cash flow that could be utilized for restricted payments by the Company would be finally determined by the Company’s audited financial statements for the year ending December 31, 2014 in accordance with the Credit Agreement.
The description of the First Amendment set forth above in this Item 1.01 does not purport to be complete, and is qualified in its entirety by reference to the full text of the First Amendment attached as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.
The Company’s stock repurchase program does not obligate the Company to acquire any particular amount of common stock or to acquire shares on any particular timetable, and the program may be suspended at any time at the Company’s discretion. The timing and amount of share repurchases will be determined by the Company’s management based on its evaluation of market conditions, the trading price of the stock, applicable legal requirements, compliance with the provisions of the Company’s credit agreement, and other factors.
Item 9.01. Financial Statements and Exhibits.
d) Exhibits

Exhibit No.	Description

10.1
First Amendment to Credit Agreement, dated as of December 22, 2014, among Diamond Resorts International, Inc., Diamond Resorts Corporation, Credit Suisse AG, as administrative agent and collateral agent, and the lender entities party thereto.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diamond Resorts International, Inc.
December 30, 2014	By: /s/ David F. Palmer Name: David F. Palmer Title: President and Chief Executive Officer